Exhibit 4.3

FIRST AMENDMENT

TO

INVESTOR RIGHTS AGREEMENT

This FIRST AMENDMENT TO INVESTOR RIGHTS AGREEMENT, dated as of November 3, 2013 (this “Amendment”), amends the Investor Rights Agreement, dated as of January 30, 2013 (the “Investor Rights Agreement”), by and among TRI Pointe Homes, Inc., a Delaware corporation (the “Company”), VIII/TPC Holdings, L.L.C., a Delaware limited liability company (the “Starwood Fund”), BMG Homes, Inc., The Bauer Revocable Trust U/D/T Dated December 31, 2003, Grubbs Family Trust Dated June 22, 2012, The Mitchell Family Trust U/D/T Dated February 8, 2000, Douglas F. Bauer, Thomas J. Mitchell and Michael D. Grubbs (each, a “Holder” and collectively, the “Holders”).

WHEREAS, the Company is party to a Transaction Agreement, dated as of November 3, 2013 (the “Transaction Agreement”), by and among the Company, Weyerhaeuser Company, a Washington corporation, Weyerhaeuser Real Estate Company, a Washington corporation and an indirect wholly owned subsidiary of Weyerhaeuser Company, and Topaz Acquisition, Inc., a Washington corporation and a wholly owned subsidiary of the Company;

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Agreement;

WHEREAS, pursuant to Section 9.21 of the Transaction Agreement, the Company is required to take all actions necessary to cause the Investor Rights Agreement to be amended in the manner set forth herein, effective as of the Closing Date; and

WHEREAS, the Company, the Starwood Fund and the Holders wish to amend the Investor Rights Agreement in the manner set forth herein to cause the Company to comply with its obligations under the Transaction Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 2.1(a). Effective as of the Closing Date, Section 2.1(a) of the Investor Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) At any time when the Starwood Fund Beneficially Owns:

(i) Voting Securities representing 5% or more of the Total Voting Power of the Company, the Board shall nominate one individual designated by the Starwood Fund such that the Starwood Fund will have one designee on the Board; and

(ii) Voting Securities representing less than 5% of the Total Voting Power of the Company, the Board shall have no obligation to nominate any individual that is designated by the Starwood Fund.”

2. Section 4.1. Effective as of the Closing Date, Section 4.1 of the Investor Rights Agreement is hereby amended and restated in its entirety as follows:

“This Agreement shall automatically terminate upon the date on which the Starwood Fund, together with its Permitted Transferees, holds shares of stock representing less than 1% of the Total Voting Power of the Company.”

3. Effect of Amendment. Except as expressly set forth in Sections 1 and 2 above, the parties hereto hereby agree that, effective as of the Closing Date, the Investor Rights Agreement shall continue in full force and effect without any other modification thereto, and the parties hereto shall continue to be bound thereby on the terms and conditions set forth therein, as modified by Sections 1 and 2 above. For the avoidance of doubt, if the Closing Date does not occur, this Amendment shall be deemed to be null and void and the Investor Rights Agreement shall continue in full force and effect without any modification thereto.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same Amendment, it being understood that the parties need not sign the same counterpart.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be fully executed and delivered, all as of the date first set forth above.

TRI Pointe Homes, Inc.		Grubbs Family Trust dated June 22, 2012

By:	/s/ Douglas F. Bauer	By:	/s/ Michael D. Grubbs
Name:	Douglas F. Bauer	Name:	Michael D. Grubbs
Title:	Chief Executive Officer	Title:	Trustee

VIII/TPC Holdings, L.L.C.		The Mitchell Family Trust U/D/T Dated February 8, 2000

By:	/s/ Ellis F. Rinaldi
Name:	Ellis F. Rinaldi	By:	/s/ Thomas J. Mitchell
Title:	Executive Vice President	Name:	Thomas J. Mitchell
		Title:	Trustee
BMG Homes, Inc.
/s/ Douglas F. Bauer
By:	/s/ Michael D. Grubbs	Douglas F. Bauer
Name:	Michael D. Grubbs
Title:	Chief Financial Officer	/s/ Thomas J. Mitchell
Thomas J. Mitchell

The Bauer Revocable Trust U/D/T Dated December 31, 2003		/s/ Michael D. Grubbs
Michael D. Grubbs
By:	/s/ Douglas F. Bauer
Name:	Douglas F. Bauer
Title:	Trustee